Exhibit 3.5

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION

OF

ITERUM THERAPEUTICS US LIMITED

Judith M. Matthews hereby certifies that:

ONE: The date of filing the original Certificate of Incorporation of this corporation with the Secretary of State of the State of Delaware was October 21, 2015.

TWO: She is the duly elected and acting President of Iterum Therapeutics US Limited, a Delaware corporation.

THREE: The Certificate of Incorporation of this corporation is hereby amended and restated to read as follows:

I.

The name of this corporation is Iterum Therapeutics US Limited (the “Company”).

II.

The registered office of the corporation in the State of Delaware shall be 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, 19808 and the name of the registered agent of the corporation in the State of Delaware at such address is Corporation Service Company.

III.

The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law (the “DGCL”).

IV.

This corporation is authorized to issue only one class of stock, to be designated Common Stock. The total number of shares of Common Stock presently authorized is 100, each having a par value of $0.0001.

V.

For so long as any shares of Common Stock remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of a majority of the outstanding shares of Common Stock shall be necessary for effecting or validating the following actions (whether by merger, recapitalization or otherwise):

1. Any amendment, alteration, or repeal of any provision of the Certificate of Incorporation or Bylaws of the Company;

2. Any increase or decrease in the authorized number of shares of the Company;

3. Any authorization or any designation, whether by reclassification or otherwise or any other action resulting in the creation of any new class or series of shares or any other securities convertible into a new class or series of shares of the Company;

4. Any redemption, repurchase, payment or declaration of dividends or other distributions or return of capital (except for acquisitions of shares by the Company pursuant to agreements that permit the Company to repurchase such shares at no more than cost upon termination of services to the Company);

5. Any agreement by the Company or its stockholders regarding or any other action resulting in an Asset Transfer or Acquisition (as defined below);

6. Any incurrence of bank indebtedness of US$500,000 or more individually or in the aggregate with all other bank indebtedness of the Company (other than payables incurred in the ordinary course of business);

7. Any voluntary dissolution or liquidation of the Company;

8. Any increase or decrease in the authorized number of members of the Company's Board; or

9. Any increase in the number of shares available for issuance under any existing equity incentive plan.

“Asset Transfer” shall mean a sale, lease, exclusive license, assignment or other disposition of all or substantially all of the business or assets of the Company.

“Acquisition” shall mean (A) any sale, scheme of arrangement, consolidation or merger of the Company to, with or into any other corporation or other entity or person, or any other corporate reorganization, other than any such sale, scheme of arrangement, consolidation, merger or reorganization in which the shares of the Company immediately prior to such sale, scheme of arrangement, consolidation, merger or reorganization, continue to represent at least a majority of the voting power of the surviving entity (or, if the surviving entity is a wholly owned subsidiary, its parent) immediately after such sale, scheme of arrangement, consolidation, merger or reorganization, (provided that, all Common Stock issuable upon exercise of options outstanding immediately prior to such consolidation or merger or upon conversion of convertible securities outstanding immediately prior to such sale, scheme of arrangement, consolidation or merger shall be deemed to be outstanding immediately prior to such sale, scheme of arrangement, consolidation or merger and, if applicable, converted or exchanged in such sale, scheme of arrangement, consolidation or merger on the same terms as the actual outstanding shares of converted or exchanged); or (B) any transaction or series of related transactions to which the company is a party in which in excess of fifty percent (50%) of the company's voting power is transferred; provided that an Acquisition shall not include any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or any successor or indebtedness of the Company is cancelled or converted or a combination thereof.

VI.

A. The management of the business and the conduct of the affairs of the corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed by the Board of Directors in the manner provided in the Bylaws.

B. No person entitled to vote at an election for directors may cumulate votes to which such person is entitled unless required by applicable law at the time of such election. During such time or times that applicable law requires cumulative voting, every stockholder entitled to vote at an election for directors may cumulate such stockholder's votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which such stockholder's shares are otherwise entitled, or distribute the stockholder's votes on the same principle among as many candidates as such stockholder desires. No stockholder, however, shall be entitled to so cumulate such stockholder's votes unless (A) the names of such candidate or candidates have been placed in nomination prior to the voting and (B) the stockholder has given notice at the meeting, prior to the voting, of such stockholder's intention to cumulate such stockholder's votes. If any stockholder has given proper notice to cumulate votes, all stockholders may cumulate their votes for any candidates who have been properly placed in nomination. Under cumulative voting, the candidates receiving the highest number of votes, up to the number of directors to be elected, are elected.

C. The Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the corporation. The stockholders shall also have power to adopt, amend or repeal the Bylaws of the corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the corporation required by law or by this Restated Certificate, such action by stockholders shall require the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class.

VII.

A. The liability of the directors for monetary damages shall be eliminated to the fullest extent under applicable law.

B. To the fullest extent permitted by applicable law, the corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the corporation (and any other persons to which applicable law permits the corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise in excess of the indemnification and advancement otherwise permitted by such applicable law. If applicable law is amended after approval by the stockholders of this Article VII to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director to the corporation shall be eliminated or limited to the fullest extent permitted by applicable law as so amended.

C. Any repeal or modification of this Article VII shall only be prospective and shall not affect the rights or protections or increase the liability of any officer or director under this Article VII in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification. •

VIII.

The corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate, in the manner now or hereafter prescribed by statute, and all rights conferred upon the stockholders herein are granted subject to this reservation.

IX.

Unless the corporation consents in writing to the selection of an alternative forum, the Court of Chancery in the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the corporation, (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee of the corporation to the corporation or the corporation's stockholders, (iii) any action asserting a claim against the corporation, its directors, officers or employees arising pursuant to any provision of the Delaware General Corporation Law or the corporation's certificate of incorporation or bylaws or (iv) any action asserting a claim against the corporation, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction. If any provision or provisions of this Article IX shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article IX (including, without limitation, each portion of any sentence of this Article IX containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

* * * *

FOUR: This Amended and Restated Certificate of Incorporation has been duly approved by the Board of Directors of the Company.

FIVE: This Amended and Restated Certificate of Incorporation was approved by the holders of the requisite number of shares of said corporation in accordance with Section 228 of the DGCL. This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 242 and 245 of the DGCL by the stockholders of the Company.

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, ITERUM THERAPEUTICS US LIMITED has caused this Amended and Restated Certificate of Incorporation to be signed by its President this 17day of November 2015.

ITERUM THERAPEUTICS US LIMITED

/s/ Judith M. Matthews,
Judith M. Matthews, President